                                                                   EXHIBIT 10.10

                                                       JOSEPH P. NACCHIO
                                             President & Chief Executive Officer
[LETTERHEAD OF QWEST COMMUNICATIONS]

October 8, 1997


Lewis O. Wilks
4404 Meandering Way
Colleyville, TX  76034

Dear Lew:

I am delighted to be able to offer you the position of President - Business Markets at Qwest Communications. This letter is intended to set forth the terms and conditions of your employment with Qwest.

1.   Your annual base salary will be $273,000.

2. You will be eligible to participate in Qwest's long-term incentive plan (Equity Incentive Plan). Your grant will be 350,000 shares. The options will vest according to the following schedule and the exercise price will be 47 1/2, the market price of the stock on the date that we substantially come to an agreement on the terms of your employment.

                    SHARES             VESTING
                -------------------------------------
                70,000 Shares      At End of 1 Year
                -------------------------------------
                70,000 Shares    At End of 2/nd/ Year
                -------------------------------------
                70,000 Shares    At End of 3/rd/ Year
                -------------------------------------
                70,000 Shares    At End of 4/th/ Year
                -------------------------------------
                35,000 Shares    At End of 5/th/ Year
                -------------------------------------
                35,000 Shares    At End of 6/th/ Year
                -------------------------------------

1. You will be eligible to participate in the executive bonus plan which is currently under development. In your case, at the end of the first year of your employment, you are entitled to a guaranteed bonus of $100,000.
2. You are also eligible to be reimbursed for all relocation expenses including the selling and purchasing of a home, household moving, etc. with a reimbursement of $200,000. Your
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Lewis O. Wilks
October 8, 1997
Page 2

     reimbursement includes any gross up necessary to offset any tax impact this reimbursement may have, however, any gross up would be considered as part of the amount that is calculated for determining the maximum reimbursement. See relocation agreement enclosed.

3. You will receive a one-time transition payment of $200,000. This will be paid in $50,000 increments each calendar quarter beginning in January 1998.

4. If you are terminated for any reason other than cause during your first year of employment, you will be entitled to a lump sum payment of one year's base salary.

5.   Paid time off and disability plan information is attached.

6. This offer of employment is contingent upon your statement that you are not subject to any non-compete clause or similar restrictions which would in any way prevent you from exerting all your efforts toward the goals and objectives of Qwest.

7.   This offer is contingent upon your decision by Friday, October 10, 1997.

Lew, I would like you to begin work at Qwest at the earliest possible date.

Finally, I am really looking forward to your joining me at Qwest and working together to make this a great company. If you agree with the above terms and conditions, please sign below and return this letter to me. If you have any questions or need more information, I can be reached at 303/291-1410 or feel free to contact Ray Lee (303-291-1688) who is working with me to help build our senior management team.

Sincerely,

/s/

Joseph P. Nacchio
President
Chief Executive Officer


I accept the above offer:

    /s/                     10/10/97
______________           _____________
Lewis O. Wilks           Date